UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

IKON Office Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 28, 2008, IKON made available to its employees a replay of a conference call between its Chairman and CEO, Matt Espe, and the Chairman and CEO of Ricoh Americas Corporate, Kirk Yoshida, the transcript from which is as follows:

IKON Employee Call with Matt Espe, Chairman and CEO of IKON Office
Solutions and Kirk Yoshida, Chairman and CEO of Ricoh Americas Corporate
Welcome to the Replay for the IKON Employee Call with Matt Espe, Chairman and CEO of IKON and Kirk Yoshida, Chairman and CEO of Ricoh Americas.
Before the call begins I will provide you with details on where to find additional information related to today’s announcement. Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission by IKON. Investors and security holders may obtain a free copy of the proxy statement when it is available and other documents filed by IKON with the SEC at the SEC’s website at www.sec.gov. The proxy statement when it is available and these other documents may also be obtained for free from IKON by directing a request to Maryanne Messenger in Shareholder Services at 1-610-296-8000.
Regarding Certain Information Concerning Participants, investors may obtain a detailed list of names, affiliations and interests of the IKON participants in the solicitation of proxies of shareholders to approve the proposed business combination from the proxy statement filed with the SEC when it is available.

Matt Espe:	Hi, this is Matt Espe and I’m here with Kirk Yoshida, Chairman and CEO of Ricoh Americas. As you read in my email this morning,

earlier today we announced that we’ve decided to join forces with Ricoh, one of our most valued partners over many, many years.

Now this is very exciting news that I strongly believe will bring terrific benefits to you and our customers.

So let me tell you a little bit about why we’re doing this and why I’m excited about the potential of this combination.

As our Board of Directors and Management Team went through the process of evaluating our future, we looked at how we could best meet the needs of our customers, deliver value to shareholders and provide opportunities for our employees.

As you know, the market in which we operate is extremely competitive. And so in order to stay competitive, we decided to look at all of our strategic alternatives.

One of the alternatives we looked at was combining with a larger organization so that we could leverage IKON sales and service capabilities with engineering and manufacturing expertise to better meet the needs of our customers by offering full end to end solutions and services.

Now as part of this process we had extensive discussions with a number of companies including Ricoh. Now the more we talked to Kirk and his team, the more it became clear that our organizations would be a great fit. And combining with them would allow us to meet our long-term objectives.

As you know, Ricoh’s one of the world’s leading manufacturers of innovative office solutions. And their ambitious plans for growth match our desire to expand our business.

Together we’ll be a larger, more competitive organization with enhanced growth prospects. And I’m firmly convinced this will create new opportunities for our employees.

I also realize that this announcement may be a surprise to many of you particularly since, thanks to your efforts, our business is performing extremely well.

It’s vitally important to all of us that as a business we keep moving forward, and I believe this is the best way to secure a bright future for IKON and its employees.

I want to reassure you that while we’ll always be looking for ways to improve the efficiency of our organization, they’ll be no significant changes in the immediate future as a result of this transaction.

In fact, until the transaction closes it’s business as usual. Once we join up with Ricoh, which we anticipate will be towards the end of the year, Ricoh intends to operate IKON as an independent subsidiary, and has no immediate plans to merge or consolidate the organizations.

Now given that we’ll remain an independent subsidiary, it’s absolutely vital that we stay focused on selling, servicing and meeting the needs of our customers and achieving our objectives.

As far as our customers are concerned, you can assure them that we will remain committed to all of them and have every intention of continuing to provide them with world class service and support regardless of the equipment they use.

Let me finish by saying that I am so proud of all of you, all of your hard work and dedication, because without you IKON wouldn’t be the world leading company it is today.

And now I’d like to introduce Kirk Yoshida, Chairman and CEO of Ricoh Americas, Kirk.

Kirk Yoshida:	Hello everyone. Thank you very much Matt for your kind introduction. I really appreciate the productive working relationship that Matt and I have enjoyed over the years.

And I look forward to working together in this exciting new phase of the IKON and Ricoh relationship.

And also thank you to all the IKON employees for joining us on this phone conference today. This is a significant day in the history of Ricoh and IKON, in fact in the history of the office equipment business in the US, Canada and Europe.

On behalf of Ricoh Japan and Ricoh Americas Corporation, I would like to personally welcome you as the key part of Ricoh family. I would also like to congratulate you for your tremendous effort in building IKON into the leading independent subsidiary in the industry.

Ricoh has a long history of the successful acquisitions and this is its most significant ever. Ricoh has always respected IKON’s expansive capabilities. And we have worked hard to develop a strong and unique relationship over the last many years.

And we have seen tremendous growth of the Ricoh business within IKON over the last five years. And we have every intention of continuing this positive momentum as we support IKON’s growth moving forward.

Why is Ricoh taking this bold action? Let me explain. You are all aware that the dynamics of our market are changing rapidly. In the past 18 months, Xerox has acquired Global Imaging and Global has continued to acquire independent dealers, including many Ricoh family distribution outlets.

And Konica Minolta and others are also attacking Ricoh distribution. It was in this environment that Ricoh was approached and learned that IKON was exploring strategy alternatives. Strategically this presented us with an unprecedented opportunity to expand in our market share in the US, Canada and Europe and have access to expertise in certain growth areas that may have been lacking on our part.

Simply put, this was an opportunity that we felt we had to pursue. As you know very well, IKON has been treated as a separate channel of distribution for Ricoh, functioning in parallel with our dealers, direct and IT channels.

For the immediate future, Ricoh has no plan to make changes to this basic structure. IKON will function as an independent subsidiary of Ricoh, a very large subsidiary reporting direct to me.

Over time as we believe efficiency can be leveraged, of course we will take advantage of these efficiencies.

However, we learned a lot over the last several integrations and it is my strong intention to minimize the disruption due to this acquisition.

This new IKON subsidiary will continue to have support from Ricoh’s existing IKON division team in the US under Jim Corridi, Vice President, IKON division.

Jim will report direct to me. And Jim and his team will be an important element in this exciting new relationship.

We will continue to support your business growth. We will focus on satisfying your customers and assuring them that this acquisition will be good for them.

We will aggressively fight any attempt by the competition to move in on IKON customers.

As this integration moves forward, we will do everything possible to minimize channel conflict and maximize our focus on the competition.

I’m sure you have additional questions. Frankly until this acquisition is final, many answers may not be crystal clear. And here are some key points that you should focus on.

Number 1, we want to create a stable transition for IKON and its employees and customers.

And Number 2, we need to focus on conducting business as usual. We do not expect any significant change in the near future.

And Number 3, we want to retain IKON personnel.

And Number 4, we want to leverage your expertise and the expertise of the thousands of dedicated IKON employees.

I hope that you can appreciate just how excited I am about this opportunity and how positive this development is for all of IKON and Ricoh.

I’m sure that over the course of the next several weeks there will be many rumor and speculations as to what this development may mean. Please remember what Matt and I have said.

This acquisition is good for IKON and its employees and shareholders and customers. This acquisition is also good for Ricoh and its employees and its partners.

The combination of IKON and Ricoh is a very powerful mix. IKON is strong in several areas that Ricoh is focused on improving. For instance, IKON has the great penetration into the Fortune 500 accounts, very capable production print and professional services sales organizations.

Ricoh is a technology leader with R&D resources that provides best in class office equipment hardware and solutions. Together we will be hard to beat.

I have an old saying. It is one word — Ichiban. This means Number 1 in Japanese. I have no doubt that with Ricoh and IKON together, we will be Ichiban.

Thank you very much.

END